Exhibit 99.1

Calyxt Reports Financial Results for First Quarter 2018

Calyxt exceeds acre target for high-oleic soybean product launch, contracting over 16,000 acres for planting

Planting of high-oleic soybean crop started

High fiber wheat became Calyxt’s 7th product deemed non-regulated by USDA

After 66% growth in new potential customer engagements, twenty food companies are engaged to evaluate Calyxt’s high-oleic soybean oil

New concept-to-fork facility in Roseville, Minn., on track for completion in the second quarter of 2018

MINNEAPOLIS & ST. PAUL, Minn.--(BUSINESS WIRE)--May 7, 2018--Calyxt, Inc. (NASDAQ: CLXT), a consumer-centric, food- and agriculture-focused company, today announced its results for the three-month period ended March 31, 2018.

Investor Call Details

Calyxt will host an investor call on May 8, 2018 at 8:00 am Eastern Time – 7:00 am Central Time to discuss its financial results and provide a general business update.

The live dial-in information for the conference call is:

US & Canada only: 877-407-9747
International: 412-902-0044

In addition, a replay of the call will be available until June 8, 2018 by calling 877-660-6853 (Toll Free US & Canada); 201-612-7415 (Toll Free International). The archived webcast of this event may be accessed through the Calyxt website.

Webcast URL (Archived for 6 months): https://bit.ly/2jCxFQI

“We continue to advance our mission to deliver good-for-you foods in a good-for-everyone way. We are proud of our progress towards evolving the nutrition of food to deliver high quality, trusted ingredients, that are traceably produced for complete transparency. We are transforming the Company, as we transition into a commercial entity with a powerful R&D engine that will expand once we move to our new state-of-the-art concept to fork facility. We have received USDA non-regulated status for seven products and prepared our first product for commercialization. We look forward to continued commercial and supply chain successes for the rest of 2018 while we continue to grow our capability to deliver healthier food to consumers,” said Federico Tripodi, Calyxt Chief Executive Officer.

Corporate highlights

Expansion of total acreage for high-oleic soybean product launch

Calyxt announced on April 5, 2018 that the Company has further expanded its total acreage with farmers across the northern United States for its high-oleic soybean variety. Calyxt has contracted over 16,000 acres with 75 farmers in the Midwest. Overall, these growers collectively farm over 200,000 acres, half of which are expected to produce soybeans. Around 17% of the soybeans that are anticipated to be planted consist of Calyxt’s high-oleic variety. Over 90% of farmers that planted Calyxt’s high-oleic soybeans in 2017 have renewed their Calyxt high-oleic soybeans contracts this year. Furthermore, on average, each repeat farmer is more than doubling his or her Calyxt acres year-over-year. Calyxt successfully launched a Brand Ambassador Program which enrolled progressive, high-quality growers to be early adopters and advocates of gene editing technology.

Planting of high-oleic soybeans

Farmers enrolled in the Calyxt high-oleic soybean program have started planting. The planting will pick up speed over coming weeks and likely to be completed by mid-June.

Calyxt’s high fiber wheat deemed non-regulated by USDA

Calyxt announced on March 21, 2018 that the Company’s high fiber wheat product has been declared a non-regulated article under the “Am I Regulated?” process by Biotechnology Regulatory Services of the Animal and Plant Health Inspection Service (APHIS), an agency of the United States Department of Agriculture (USDA). This is Calyxt’s first consumer-centric wheat product and second wheat product (following Calyxt’s powdery mildew resistant wheat, which received non-regulated status by the USDA in February 2016), and seventh product overall, to be given this designation. High fiber wheat may be the next product to market with anticipated commercialization as early as 2020-21.

Twenty small to large food company customers engaged across food services and food ingredient applications

Engagements with food company customers continue to grow. In the first quarter of 2018, Calyxt added 8 more customers taking the total number of customer engagements to 20. These customers are evaluating Calyxt high-oleic soybean oil for end-use applications such as frying potatoes (chips, french fries), meats, snacks (salty and healthy), baking, nut butter and vegan products.

New concept-to-fork facility in Roseville, Minn., on track for completion in the second quarter of 2018

Calyxt will soon open its nearly 40,000-square-foot concept-to-fork facility on an 11-acre site that will house a test kitchen, state-of-the-art research labs and the Company’s headquarters. The new facility is being constructed adjacent to Calyxt’s recently completed 11,000+square-foot greenhouse facility and existing outdoor demonstration plots.

Financial Highlights

Cash and cash equivalents were $50.7 million at March 31, 2018. We intend to continue to judiciously manage the use of cash and expect to have sufficient cash to fund the business for a significant portion of 2019. Cellectis remains our majority shareholder with 79.1% of our common stock as of March 31, 2018.

For the three months ended March 31, 2018, we incurred losses from operations of $4.4 million, and used net cash in operating activities of $6.6 million. Net decrease in cash for the first quarter was $6.0 million. The first quarter cash spend includes spending on high-oleic soybean seed production to support our expected Spring 2018 planting of high-oleic soybeans.

Looking forward for the rest of 2018, we anticipate that our operating cash spend will be in the range of $2.0 to $2.2 million per month excluding working capital for grain purchases in the later part of 2018. Cash will be used to expand our R&D team to advance key products in the portfolio and continue to build our commercial capabilities.

Calyxt, Inc. Condensed Balance Sheets (Amounts in Thousands, Except Share Data and Per Share Data)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 50,703	$ 56,664
Trade accounts receivable	—	—
Due from related parties	47	167
Prepaid expenses and other current assets	2,080	626
Total current assets	52,830	57,457
Property and equipment, net	18,767	14,353
Other long-term assets	270	357
Total assets	$ 71,867	$ 72,167
Liabilities and stockholders’ equity
Current liabilities:
Due to related parties	$ 742	$ 1,350
Accounts payable	441	1,023
Accrued salaries, wages, and other compensation	490	945
Accrued liabilities	1,256	893
Current deferred revenue	43	43
Total current liabilities	2,972	4,254
Non-current deferred revenue	278	289
Finance lease obligations	14,757	10,148
Total liabilities	18,007	14,691
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized, 27,954,781 and 27,718,780 shares issued and outstanding as of March 31, 2018 and December 31,2017, respectively	3	3
Preferred stock, $0.0001 par value; 50,000,000 shares authorized, no shares issued or outstanding as of March 31, 2018 and December 31, 2017 respectively	—	—
Additional paid-in capital	112,775	112,021
Accumulated deficit	(58,918)	(54,548)
Total stockholders’ equity	53,860	57,476
Total liabilities and stockholders’ equity	$ 71,867	$ 72,167

Calyxt, Inc. Condensed Statements of Operations (Amounts in Thousands except Shares Outstanding and Per Share Amounts)

	Three Months Ended March 31
	2018	2017
	(unaudited)

Revenue	$ 11	$ 55
Operating expenses:
Cost of revenue	—	—
Research and development	1,093	1,266
Selling, general, and administrative	3,214	1,578
Total operating expenses	4,307	2,844
Loss from operations	(4,296)	(2,789)
Interest expense, net	(68)	(14)
Foreign currency transaction loss	(6)	(29)
Loss before income taxes	(4,370)	(2,832)
Income tax expense	—	—
Net loss	$ (4,370)	$ (2,832)
Basic and diluted loss per share	$ (0.16)	$ (0.14)
Weighted average shares outstanding—basic and diluted	27,851,162	19,600,000

Calyxt, Inc. Condensed Statement of Stockholders’ Equity (Amounts in Thousands except Shares Outstanding)

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balances at December 31, 2017	27,718,780	$ 3	$ 112,021	$ (54,548)	$ 57,476
Net loss	—	—	—	(4,370)	(4,370)
Common shares issued upon exercise of options and other	236,001	—	714	—	714
Stock-based compensation	—	—	40	—	40
Balances at March 31, 2018 (unaudited)	27,954,781	$ 3	$ 112,775	$ (58,918)	$ 53,860

Calyxt, Inc. Condensed Statements of Cash Flows (Amounts in Thousands)

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Operating activities
Net loss	$ (4,370)	$ (2,832)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	156	133
Stock-based compensation	40	134
Unrealized transaction gain (loss) on related party activity	8	(27)
Changes in operating assets and liabilities:
Trade accounts receivable	—	110
Due to/from related parties	(496)	490
Prepaid expenses and other assets	(880)	(426)
Accounts payable	(581)	337
Accrued salaries, wages, and other compensation	(456)	(89)
Accrued liabilities	25	418
Deferred revenue	(11)	45
Net cash used in operating activities	(6,565)	(1,707)
Investing activities
Purchases of property and equipment	(41)	(312)
Net cash used in investing activities	(41)	(312)
Financing activities
Deferred costs	(69)	—
Proceeds from the exercise of stock options	714	—
Net cash provided by financing activities	645	—
Net decrease in cash and cash equivalents	(5,961)	(2,019)
Cash and cash equivalents—beginning of period	56,664	5,026
Cash and cash equivalents—end of period	$ 50,703	$ 3,007
Supplemental cash flow information
Interest paid	124	14
Supplemental non-cash investing and financing transactions:
Property and equipment included in financing lease obligation	4,529	—
Deferred costs in accounts payable and accrued liabilities	417

About Calyxt

Calyxt, Inc. is a consumer-centric, food- and agriculture-focused company. Calyxt is pioneering a paradigm shift to deliver healthier food ingredients, such as healthier oils and high fiber wheat, for consumers and crop traits that benefit the environment and reduce pesticide applications, such as disease tolerance, for farmers. Calyxt develops non-transgenic crops leveraging processes that occur in nature by combining its leading gene-editing technology and technical expertise with its innovative commercial strategy. Calyxt is located in Minneapolis-St. Paul, MN, and is listed on the Nasdaq market (ticker: CLXT).

For further information please visit our website: www.calyxt.com
Calyxt™ and the corporate logo are trademarks owned by Calyxt, Inc.
TALEN® is a registered trademark owned by the Cellectis S.A.

Calyxt Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by applicable laws.

CONTACT:
Calyxt
Media:
Jennifer Moore, 917-580-1088
VP Communications
media@calyxt.com
or
KCSA Strategic Communications
Caitlin Kasunich, 212-896-1241
ckasunich@kcsa.com
or
Nick Opich, 212-896-1206
nopich@kcsa.com
or
Investor Relations
Simon Harnest, 646-385-9008
VP Corporate Strategy and Finance
simon.harnest@calyxt.com